Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2007 Fourth Quarter and Year-end Results

New York, February 28, 2008 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter and full year ended December 31, 2007.

Total revenue for the quarter ended December 31, 2007 was $59.3 million, representing a decrease of 39% from $97.4 million in the prior year period.  The Company’s adjusted net operating loss for the fourth quarter of 2007 was $9.2 million compared to adjusted net operating income of $8.3 during the fourth quarter of 2006 (see “Financial Measures” below for a discussion of adjusted net operating income).  For the quarter ended December 31, 2007, the Company reported a GAAP net loss of $10.7 million, or $(0.86) per share, compared to net income of $7.2 million, or $0.55 per diluted share, in the prior year period.  The Company’s results for the fourth quarter of 2007 included a $10.1 million cumulative adjustment to compensation expense to increase the Company’s compensation and benefits expense to revenue ratio to 65% for the full year of 2007, excluding the expense related to equity awards to employees in connection with the Company’s initial public offering.

For the full year, total revenue was $261.6 million, representing a decrease of 24% from $345.0 million for 2006.  The Company’s adjusted net operating loss for the twelve months ended December 31, 2007 was $7.4 million, within the range of $6.0 million to $8.3 million provided in the Company’s press release of December 10, 2007.  For the twelve months ended December 31, 2007, the Company reported a GAAP net loss of $11.3 million, or $(0.88) per share, compared to GAAP net income of $37.9 million, or $2.92 per diluted share, for the twelve months ended December 31, 2006.  For 2006, GAAP net income included the effects of a one-time $24.8 million gain related to the Company’s New York Stock Exchange membership seats and consideration received upon the consummation of the merger of the New York Stock Exchange and Archipelago Holdings, Inc. as well as a $1.0 million gain on exchange membership seats at the Commodities Exchange of New York.  In addition, the 2006 results included $10.3 million of compensation expense associated with the accelerated vesting of certain deferred compensation plans as a result of the Company’s separation from Société Générale.

During the fourth quarter the Company initiated a program to repurchase up to two million shares of its common stock.  As of December 31, 2007, the Company had repurchased approximately 1.4 million shares.  Subsequent to December 31, 2007, the Company repurchased approximately 0.5 million additional shares.

“Though our overall investment banking results were impacted by the challenging market conditions in the second half of 2007, I am pleased with our continued progress in our strategic advisory practice, as strategic advisory revenue increased 58% in 2007 compared to 2006,” said

Kim S. Fennebresque, Chairman and Chief Executive Officer.  “Our sales and trading group continues to demonstrate its consistent execution capabilities across a variety of market conditions as core brokerage revenue in the fourth quarter of 2007 increased 1% compared to the prior year period.  Headed into 2008, our strategic advisory backlog is robust, up 13% from a year ago, and our public equity backlog remains strong.  While market conditions in the fourth quarter and thus far this year have been difficult, our clients continue to need capital to execute their strategic initiatives and we will be ready to act on their behalf when the market is more receptive.”

Results of Operations

Investment Banking

The fourth quarter’s results reflected decreases in both public and private capital raising activities, partially offset by an increase in strategic advisory revenue.  Investment banking revenue was $20.6 million for the fourth quarter of 2007, down 61% from $53.1 million in the fourth quarter of 2006.

•                  Equity underwriting revenue was $9.5 million, down 70% from $31.5 million in the prior year period.  The decrease was a result of decreased transaction volume and a lower percentage of lead-managed business.  In the fourth quarter of 2007, the Company lead managed 4 offerings and co-managed 9 offerings of equity and convertible securities for 12 companies, raising proceeds of approximately $4.0 billion.  In the fourth quarter of 2006, the Company lead managed 12 offerings and co-managed 14 offerings of equity and convertible securities for 26 companies, raising proceeds of approximately $5.7 billion.

•                  Private placement revenue was $5.3 million in the fourth quarter of 2007, a decrease of $13.7 million, or 72%, compared to $19.0 million in the fourth quarter of 2006.  For the fourth quarter of 2007, the Company completed 5 private transactions with an average transaction size of $36.7 million compared to 14 transactions with an average transaction size of $37.3 million in the prior year period.

•                  Strategic advisory fees were $5.9 million in the fourth quarter of 2007, an increase of $3.3 million, or 125%, compared to $2.6 million in the fourth quarter of 2006.    The year-over-year increase was primarily the result of increased transaction volume in the fourth quarter of 2007 as compared to the fourth quarter of 2006.  In addition, the Company’s fourth quarter 2007 results included $1.0 million in fairness opinion fees related to two transactions that were announced during the quarter but are not expected to close until early 2008.  The Company acted as an advisor on four strategic advisory transactions that closed in the fourth quarter of 2007 compared to two strategic advisory transactions that closed in the fourth quarter of 2006.

Brokerage

Brokerage revenue was $35.1 million for the fourth quarter of 2007, a decrease of 12%, or $4.9 million, compared to $40.0 million for the prior year period.  The decrease resulted primarily from a decrease in the value of the Company’s warrant positions that were received in connection with investment banking transactions and a decrease in revenues related to the

Company’s convertible trading activities compared to the fourth quarter of 2006.  In addition, the fourth quarter of 2006 included $1.5 million of gains on restricted stock related to seats held on demutualized exchanges.  Excluding these extraordinary items, Cowen’s core brokerage business increased $0.2 million to $36.1 million in the fourth quarter of 2007, compared to $35.9 million in the fourth quarter of 2006.

Interest and Dividend Income

Interest and dividend income was $2.3 million for the fourth quarter of 2007, a decrease of $0.9 million, or 29%, compared with $3.2 million in the prior year period.  The decrease resulted primarily from lower average interest bearing assets in the fourth quarter of 2007 compared with the fourth quarter in 2006.

Other

Other revenue for the fourth quarter of 2007 was $1.4 million, an increase of $0.3 million, or 25%, compared to $1.1 million in the fourth quarter of 2006.  The increase was primarily attributable to an increase in fees for managing the assets and investments of certain private equity/alternative investment funds.

Compensation Expense

Employee compensation and benefits expense was $51.1 million for the fourth quarter of 2007, a decrease of $8.0 million, or 14%, compared with $59.1 million for the prior year period.  The decrease was primarily attributable to the application of the Company’s compensation to revenue ratio to lower revenue in 2007, partially offset by the increase of the Company’s compensation to revenue ratio to 65% for the full year of 2007.  Employee compensation and benefits expense for the fourth quarter of 2007 included $2.4 million of expense associated with the initial grant of equity to the Company’s employees in connection with its initial public offering which compares to $2.6 million in the prior year period.  Excluding the expense associated with the initial grant of equity and the cumulative adjustment to compensation expense, employee compensation and benefits expense as a percentage of total revenues was 65% and 58% for three months ended December 31, 2007 and 2006, respectively.

Non-Compensation Expense

Non-compensation expense was $25.0 million for the fourth quarter of 2007, a decrease of $3.9 million, or 13% compared with $28.9 million in the prior year period.  The decrease was primarily attributable to decreases in communications and floor brokerage and trade execution related expenses as a result of the Company’s new clearing agreement.

Income Taxes

The Company recorded a tax benefit of $6.1 million in the fourth quarter of 2007, which reflects an effective tax rate of 36.3%, compared to a provision for taxes of $3.1 million for the fourth quarter of 2006, which reflects an effective tax rate of 30.0%.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted net operating income.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Investors Conference Call

Kim S. Fennebresque, Chairman and Chief Executive Officer, and Thomas Conner, Chief Financial Officer, will host a conference call to discuss the Company’s fourth quarter and full-year 2007 financial results on Thursday, February 28, 2008, at 9:00 am EST.  This call can be accessed by dialing 1-800-638-5439 domestic and 1-617-614-3945 international.  The passcode for the call is 29027230.  A replay of the call will be available beginning at 11:00 am February 28, 2008 through March 6, 2008.  To listen to the replay, please call 1-888-286-8010 domestically or 1-617-801-6888 internationally.  The passcode for this call is 19688003.  The call can also by accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc., through Cowen and Company, LLC and Cowen International Limited, provides investment banking services, including underwriting and other capital raising solutions, equity research, sales, trading and mergers and acquisitions advice, to emerging growth companies in sectors including healthcare, technology, media and telecommunications, aerospace and defense, consumer and alternative energy.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.

CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719
Website: www.cowen.com

Cowen Group, Inc.

Preliminary Unaudited Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data and book value per share)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues
Investment banking	$20,627	$53,114	$90,520	$164,342
Brokerage	35,059	39,962	158,720	159,879
Interest and dividend income	2,254	3,192	8,284	17,766
Other	1,360	1,089	4,045	2,980
Total revenues	59,300	97,357	261,569	344,967
Expenses
Employee compensation and benefits	51,108	59,132	177,948	215,707
Floor brokerage and trade execution	2,403	5,252	11,879	18,811
Service fees, net	4,099	3,745	15,337	16,961
Communications	3,559	4,491	16,292	17,316
Occupancy and equipment	4,279	4,515	17,237	17,772
Marketing and business development	3,125	3,416	12,792	12,581
Depreciation and amortization	692	758	3,168	2,369
Interest	62	331	509	980
Other	6,763	6,436	26,012	25,854
Total expenses	76,090	88,076	281,174	328,351
Operating (loss) income	(16,790)	9,281	(19,605)	16,616
Gain on exchange memberships	—	1,011	1,775	25,843
(Loss) income before income taxes	(16,790)	10,292	(17,830)	42,459
(Benefit) provision for income taxes	(6,093)	3,082	(6,509)	4,548
Net (loss) income	$(10,697)	$7,210	$(11,321)	$37,911
Earnings (loss) per share:
Basic	$(0.86)	$0.56	$(0.88)	$2.94
Diluted	$(0.86)	$0.55	$(0.88)	$2.92

Weighted average shares used in per share data:
Basic	12,485	12,910	12,805	12,903
Diluted	12,485	13,162	12,805	12,966

Other Metrics at December 31, 2007 and 2006
Stockholders’ equity	$208,655	$218,128
Common shares outstanding	14,489	14,988
Book value per share	$14.40	$14.55
Tangible book value per share*	$10.95	$11.22

* Tangible book value per share is calculated as follows: Shareholders’ equity, less $50 million of goodwill, divided by common shares outstanding

Cowen Group, Inc.

Reconciliation of Operating Income to Adjusted Net Operating (Loss) Income

Three and Twelve Months Ended December 31, 2007 and 2006

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(dollars in millions)

Operating (loss) income	$(16.8)	$9.3	$(19.6)	$16.6

Exclusion of net deferred compensation plan expenses	—	—	—	10.3
Exclusion of compensation expense related to IPO awards	2.4	2.6	7.9	5.2

Adjusted operating (loss) income	(14.4)	11.9	(11.7)	32.1
(Benefit) provision for income taxes	(5.2)	3.6	(4.3)	3.4

Adjusted net operating (loss) income	$(9.2)	$8.3	$(7.4)	$28.7

Non-GAAP Financial Measures

We have reported in this press release our adjusted net operating loss for the fourth quarter and year ended December 31, 2007 on a non-GAAP basis by:

•                  excluding the non-cash compensation expense associated with equity awards granted in connection with our IPO; and

•                  calculating the benefit for income taxes using the effective tax rate for the period.

We have reported in this press release our adjusted net operating income for the fourth quarter and year ended December 31, 2006 on a non-GAAP basis by:

•                  excluding the net deferred compensation expense associated terminated SG compensation plans;

•                  excluding the non-cash compensation expense associated with equity awards granted in connection with our IPO; and

•                  calculating the provision for income taxes using the effective tax rate for the period.